Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ANCHOR BANCORP WISCONSIN INC.

FIRST:  The name of the Corporation is Anchor BanCorp Wisconsin Inc.  (hereinafter, the "Corporation").

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

FOURTH:

(1) Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 2,001,000,000 of which the Corporation shall have authority to issue 2,000,000,000 shares of common stock, each having a par value of one cent per share ($0.01) (the "Common Stock"), and 1,000,000 shares of preferred stock, each having a par value of one cent per share ($0.01) (the "Preferred Stock").

(2) Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a)           Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote.

(b)           Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c)           In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

(3) Preferred Stock.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(4) Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law.

FIFTH:  The name and mailing address of the incorporator is as follows:

Name	Address

Anchor BanCorp Wisconsin Inc.	25 West Main Street Madison, Wisconsin 53703

SIXTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

NINTH:

(1) Certain Definitions.  For purposes of this Article NINTH, the following terms shall have the meanings indicated:

"affiliate" shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended;

"Code" means the Internal Revenue Code of 1986, as amended from time to time;

"Entity" means an "entity" as defined in Treasury Regulation § 1.382-3(a);

"Expiration Date" means September 27, 2016, unless extended in accordance with Article NINTH, Section (2)(c);

"Five-Percent Shareholder" means an individual or Entity whose Ownership Interest Percentage is greater than or equal to 5% or who would be treated as a "5-percent shareholder" under Section 382 of the Code and applicable Treasury Regulations;

"Large Investor" means any Person that is identified as a Large Investor in a stock purchase agreement between such Person and the Corporation;

"Option" shall have the meaning set forth in Treasury Regulation § 1.382-4;

"Ownership Interest Percentage" means, as of any determination date, the percentage of the Corporation's issued and outstanding Stock (not including treasury shares or shares subject to vesting in connection with compensatory arrangements with the Corporation) that an individual or Entity would be treated as owning for purposes of Section 382 of the Code, applying the following additional rules: (i) in the event that such individual or Entity, or any affiliate of such individual or Entity, owns or is party to an Option with respect to Stock (including, for the avoidance of doubt, any cash-settled derivative contract that gives such individual or Entity a "long" exposure with respect to Stock), such individual, Entity or affiliate will be treated as owning an amount of Stock equal to the number of shares referenced by such Option, (ii) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having "actual knowledge" of the beneficial ownership of all outstanding shares of Stock that would be attributed to any such individual or Entity, (iii) Section 382(l)(3)(A)(ii)(II) of the Code shall not apply and (iv) any additional rules the Board of Directors may establish from time to time;

"Permissible Transferee" means a transferee that, immediately prior to any transfer, has an Ownership Interest Percentage equal to (i) zero percentage points, plus (ii) any percentage attributable to a prior transfer from, or attribution of ownership from, a Large Investor or another Permissible Transferee;

"Person" means any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, governmental entity or other entity and shall include any successor (by merger or otherwise) of any such entity;

"Prohibited Transfer" means any purported transfer of Stock to the extent that such transfer is prohibited under this Article NINTH;

"Stock" means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than shares of any class of Preferred Stock described in Section 1504(a)(4) of the Code) and (iii) any other interest (other than any Option) that would be treated as "stock" of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18);

"Tax Benefit" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing "net unrealized built-in loss" within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof;

"transfer" refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of Section 382 of the Code) of Stock, whether such means is direct or indirect, voluntary or involuntary, and "transferee" means any Person to whom any such security is transferred; and

"U.S. Government" means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States or any instrumentality or agency thereof.

(2)  Transfer Restrictions.  Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived any such restrictions in accordance with Article NINTH, Section (7):

(a)      From and after the effective date of this Certificate of Incorporation, except as otherwise provided in this Article NINTH, Section (2)(a), no individual or Entity (including, for the avoidance of doubt, the U.S. Government) other than the Corporation shall, except as provided in Article NINTH, Section (3)(a) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire Stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other Entity or individual to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage or to the extent that such transfer would constitute a transfer to a Five-Percent Shareholder.  Nothing in this Article NINTH shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of any national securities exchange or over-the-counter market; provided, however, that the fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article NINTH and the securities involved in such transaction, and the purported transferor and Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article NINTH in respect of such transaction.

(b)      From and after the effective date of this Certificate of Incorporation, except as otherwise provided in this Article NINTH, Section (2)(b), no Five-Percent Shareholder shall, except as provided in Article NINTH, Section (3)(b) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire Stock owned by such Five-Percent Shareholder without the prior approval of the Board of Directors.  Nothing in this Article NINTH shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of any national securities exchange or over-the-counter market; provided, however, that the fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article NINTH, Section, and the securities involved in such transaction, and the purported transferor and Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article NINTH in respect of such transaction.

(c)      The Expiration Date is subject to extension for up to three (3) additional years (i.e., until September 27, 2019) if the Board of Directors determines in its sole discretion that the extension of the transfer restrictions provided in Article NINTH, Sections (2)(a) and (2)(b) is necessary or desirable to preserve the value of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder.

(3) Permitted Transfers.

(a)      Any transfer that would otherwise be prohibited pursuant to Article NINTH, Section (2)(a) shall nonetheless be permitted if (i) such transfer is made by a Large Investor to a Large Investor or a Permissible Transferee or by a Permissible Transferee to a Large Investor or a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers), (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock, or (iv) such transfer is a transfer by the Corporation to an underwriter or placement agent for distribution in a public offering, whether registered or conducted pursuant to an exception from registration; provided, however, that transfers by such underwriter or placement agent to purchasers in such offering remain subject to this Article NINTH.  In determining whether to approve a proposed transfer pursuant to Article NINTH, Section (3)(a)(ii), the Board of Directors may, in its sole discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel or an independent nationally recognized accounting firm selected by the Board of Directors on any matter, which may include an opinion with respect to the transfer not causing an "ownership change" or an "owner shift" within the meaning of  Section 382 of the Code.

(b)      Any transfer that would otherwise be prohibited pursuant to Article NINTH, Section (2)(b) shall nonetheless be permitted, provided that it is otherwise permitted by Article NINTH, Section (2)(a), if applicable, if (i) such transfer is made by a Large Investor or a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers) or (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock.  In determining whether to approve a proposed transfer pursuant to Article NINTH, Section (3)(b)(ii), the Board of Directors may, in its sole discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel or an independent nationally recognized accounting firm selected by the Board of Directors on any matter, which may include an opinion with respect to the transfer not causing an "ownership change" or an "owner shift" within the meaning of  Section 382 of the Code.

(c)      The Board of Directors may exercise the authority granted by this Article NINTH, Section  (3) through duly authorized officers or agents of the Corporation.  The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to this Article NINTH.  As a condition to the Corporation's consideration of a request to approve a proposed transfer, the Board of Directors may require the transferor and/or transferee to reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize such proposed transfer.

(4) Treatment of Prohibited Transfers.  Unless the transfer is permitted as provided in Article NINTH, Section  (3), any attempted transfer of Stock or Options in excess of the Stock or Options that could be transferred to the transferee without restriction under Article NINTH, Section (2)(a) shall be prohibited, shall be null and void ab initio and shall not be effective to transfer ownership of such excess Stock or Options (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto).

(a)      Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to such Person as the Corporation shall designate to act as transfer agent for such Prohibited Shares (the "Agent").  If the Purported Acquiror has sold any Prohibited Shares to an unrelated party in an arm's-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold such Prohibited Shares for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Article NINTH, Section (4)(b) below if such Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror.  Any purported transfer of Prohibited Shares by the Purported Acquiror other than a transfer described in one of the first two sentences of this Article NINTH, Section (4)(a) shall not be effective to transfer any ownership of such Prohibited Shares.

(b)      The Agent shall sell in one or more arm's-length transactions any Prohibited Shares transferred to the Agent by the Purported Acquiror, provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Stock or otherwise would adversely affect the value of the Stock.  The proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this Article NINTH, Section (4) with respect to such Prohibited Shares, and any excess shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Shares; and (ii) where the purported transfer of Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value (as determined in good faith by the Board of Directors) of such Prohibited Shares at the time of such purported transfer.  Subject to the succeeding provisions of this Article NINTH, Section (4)(b), any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee; provided, however, that if the Prohibited Shares (including any Prohibited Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.95% or greater Ownership Interest Percentage, then any such remaining amounts to the extent attributable to the disposition of the portion of such Prohibited Shares exceeding a 4.94% Ownership Interest Percentage shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors.  In no event shall any such amounts described in the preceding sentence inure to the benefit of the Purported Acquiror, the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this Article NINTH, Section (4) with respect to the related Prohibited Shares.  Notwithstanding anything in this Article NINTH to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Delaware for an adjudication of the respective rights and interests of any Person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to this Article NINTH and applicable law and for leave to pay such amounts into such court.

(c)      Within thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror, the

Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this Article NINTH, Section (4)(c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided, further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by Article NINTH, Section (4)(a).

(d)      Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of this Article NINTH, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

(5) Transferee Information.  The Corporation may require as a condition to the approval of the transfer of any shares of its Stock or Options to acquire Stock pursuant to this Article NINTH that the proposed transferee furnish to the Corporation all information requested by the Corporation and available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of Persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock or other options or rights to acquire Stock.

(6) Legend on Certificates.  All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article NINTH shall bear a conspicuous legend referencing the restrictions set forth in this Article NINTH.

(7) Waiver of Article NINTH.  The Board of Directors may, at any time prior to the Expiration Date, waive this Article NINTH in respect of any or all transfers notwithstanding the effect or potential effect of such waiver on the Tax Benefits if it determines that such waiver is in the best interests of the Corporation.  Any such determination to waive this Article NINTH in respect of any or all transfers shall be filed with the Secretary of the Corporation.  Nothing in this Article NINTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(8) Board Authority.

(a)      The Board of Directors shall have the power to determine, in its sole discretion, all matters necessary for assessing compliance with this Article NINTH, including, without limitation, the identification of Five-Percent Shareholders with respect to the Corporation within the meaning of Section 382 of the Code and the regulations thereunder; the owner shifts, within the meaning of Section 382 of the

Code, that have previously taken place; the magnitude of the owner shift that would result from the proposed transaction; the effect of any reasonably foreseeable transactions by the Corporation or any other Person (including any transfer of Stock or Options to acquire Stock that the Corporation has no power to prevent, without regard to any knowledge on the part of the Corporation as to the likelihood of such transfer); the possible effects of an ownership change within the meaning of Section 382 of the Code and any other matters which the Board of Directors determines to be relevant.  Moreover, the Corporation and the Board of Directors shall be entitled to rely in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, and the chief accounting officer of the Corporation and of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article NINTH to the fullest extent permitted by law.  Any determination by the Board of Directors pursuant to this Article NINTH shall be conclusive and binding on the Corporation, the Agent, and all other parties for all purposes of this Article NINTH.

(b)      Nothing contained in this Article NINTH shall limit the authority of the Board of Directors to take such other action, in its sole discretion, to the extent permitted by law as it deems necessary or advisable to preserve the Tax Benefits.

(c)      In the case of an ambiguity in the application of any of the provisions of this Article NINTH, including any definition used herein, the Board of Directors shall have the power to determine, in its sole discretion, the application of such provisions with respect to any situation based on its belief, understanding or knowledge of the circumstances.  In the event this Article NINTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine, in its sole discretion, the action to be taken so long as such action is not contrary to the provisions of this Article NINTH.  All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors shall be conclusive and binding on the Corporation, the Agent, and all other parties for all purposes of this Article NINTH.

(9) Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Article NINTH who knowingly violates the provisions of this Article NINTH and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation's ability to utilize its Tax Benefits, and attorneys' and auditors' fees incurred in connection with, resulting from or that are in any way attributable to such violation.

(10) Severability.  If any provision of this Article NINTH or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(11) Benefits of Article NINTH.  Nothing in this Article NINTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article NINTH.  This Article NINTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

TENTH:

(1) Right to Indemnification.

(a)      Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL.  The right to indemnification conferred in this Article TENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.  The right to indemnification conferred in this Article TENTH shall be a contract right.

(b)      The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

(2) Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

(3) Nonexclusivity of Rights.  The rights and authority conferred in this Article TENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(4) Preservation of Rights.  Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ELEVENTH:

(1) In anticipation that the Corporation and certain of its officers and directors may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (a) the benefits to be derived by the Corporation through the continued service of such officers and directors, and (b) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article ELEVENTH are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(2) The Corporation's officers and directors shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no officer or director of the Corporation shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities.  If the Corporation's officers and directors acquire knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such officers and directors shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation.

(3) Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.

(4) None of the alteration, amendment, change and repeal of any provision of this Article ELEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

TWELFTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

THE UNDERSIGNED, being duly authorized to sign on behalf of the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is the act or deed of the incorporator and the facts herein stated are true, and accordingly have hereunto set his hand this 24th day of September, 2013.

ANCHOR BANCORP WISCONSIN INC.

/s/ Mark D. Timmerman
Name:	Mark D. Timmerman
Title:	Executive Vice President, Secretary and General Counsel